Exhibit 2.1

ASSET PURCHASE AGREEMENT

between

AVANT DIAGNOSTICS, INC.

and

ONCBIOMUNE PHARMACEUTICALS, INC.

dated as of

May 12, 2020

-i-

-ii-

LIST OF EXHIBITS

Exhibit A	Bill of Sale
Exhibit B	Assignment and Assumption Agreement
Exhibit C	Securities Exchange Agreement

-iii-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of May 12, 2020, is made and entered into by and between Avant Diagnostics, Inc., a Nevada corporation (“Seller”) and Oncbiomune Pharmaceuticals, Inc., a Nevada corporation (“Buyer”). Buyer and Seller are each a “Party” and collectively the “Parties.”

Recitals

WHEREAS, Seller is engaged in, among other things, the business of developing and commercializing oncology related data-generating assays; and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets and liabilities of the Business, subject to the terms and conditions set forth herein (the “Asset Sale”); and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Agreement

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“Action” means any Claim, action, suit, arbitration, inquiry, proceeding or investigation (in each case, whether civil, criminal, administrative, regulatory, investigative, formal or informal) by or before any Governmental Authority.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble, including any amendments thereto made in accordance with the terms hereof.

“Assigned Contracts” has the meaning set forth in Section 2.01(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Assignments of Lease” means the Assignments of Lease, effective as of the Closing, executed by the Seller, the Buyer and the respective landlord with respect to each parcel of Leased Real Property, and each in a form reasonably acceptable to the parties thereto.

“Assumed Liabilities” has the meaning set forth in Section 2.02.

“Bill of Sale” has the meaning set forth in Section 3.02(a)(i).

“Books and Records” shall mean all books, records, papers, contact files, client files and other files, documents, or correspondence of any kind, whether in printed or electronic format, in the care, custody, or control of Seller that relate to the Business, the Purchased Assets and the Assumed Liabilities, other than Legal Communications and Protected Personal Information.

“Business” means the business of Seller, including but not limited to developing and commercializing oncology related data-generating assays.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or required by Law to be closed for business.

“Business Permits” has the meaning set forth in Section 2.01(d).

“Buyer” has the meaning set forth in the preamble.

“Buyer Charter Documents” means Amended and Restated Articles of Incorporation of the Buyer, as amended and the Amended and Restated Bylaws of the Buyer.

“Buyer Closing Statement” means a statement setting forth the balance sheet of the Buyer as of the Closing Date.

“Buyer Financial Statements” means the audited financial statements of the Buyer as of and for the twelve months ended December 31, 2019.

“Buyer Fully-Diluted Shares” means the total number of shares of Common Stock outstanding immediately prior to the Closing Date expressed on a fully-diluted basis, assuming the issuance of Common Stock in respect of all outstanding Buyer Options and Buyer Warrants, in each case, outstanding as of immediately prior to the Closing Date.

“Buyer Options” means the options to purchase shares of Common Stock.

“Buyer Warrants” means common stock purchase warrants to purchase shares of Common Stock outstanding as of the Closing Date.

“Claim” means any and all demand letters, written claims, liens, or written notices of noncompliance or violation.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Common Stock” means the common stock, par value $0.0001, of Buyer.

“Confidentiality Agreement” means the Mutual Non-Disclosure Agreement, dated as of July 20, 2019 between Buyer and Seller.

“Consideration” has the meaning set forth in Section 2.04.

“Contracts” means all written or oral contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements (including any amendments thereto).

“Conversion Shares” means the shares of Common Stock issuable upon conversion of the Series D-1 Preferred Stock.

“Current Assets” means the current assets of the Seller in respect of the Business included as Purchased Assets and set forth in the line items on the Closing Statement, calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Current Liabilities” means the current liabilities of the Seller in respect of the Business included as Assumed Liabilities and set forth in the line items on the Closing Statement, calculated in accordance with GAAP applied on a basis consistent with the preparation of the Seller Financial Statements. For the avoidance of doubt, Current Liabilities shall not include any accounts payable for which checks or drafts have been issued by the Seller prior to the Closing.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Employees” has the meaning set forth in Section 4.10.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means (a) all assets related to the Seller’s OvaDx Ovarian cancer test, (b) Seller Employee Plans; (c) all rights of the Seller under this Agreement, (d) all Tax Returns and Tax records of the Seller and (e) internal communications of Seller and its Affiliates, and their respective employees, officers and directors, including without limitation all Legal Communications.

“Excluded Liabilities” has the meaning set forth in Section 2.03.

“Excluded Taxes” means all (a) Taxes owed by Seller or any of their Affiliates for any period; (b) Taxes arising out of or relating to the transactions contemplated by this Agreement; (c) Seller’s share of Transfer Taxes; (d) Taxes (or the nonpayment thereof) that relate to the Business, the Purchased Assets or the Assumed Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date; (e) Taxes relating to the Excluded Assets or Excluded Liabilities for any period; (f) Taxes (or the nonpayment thereof) of Seller for (i) all Taxes of any member of an affiliated group of which Seller (or any predecessor thereof) is or was a member (other than Taxes that related to the Business, the Purchased Assets or the Assumed Liabilities for taxable periods (or portions thereof) beginning after the Closing Date), (ii) all Taxes of any Person imposed on Seller as a transferee or successor, by Contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date and (iii) payments under any Tax allocation, sharing or similar agreement (whether oral or written); and (g) Taxes imposed on Buyer or any of its Affiliates as a result of any breach by Seller of any covenant relating to Taxes.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Health Care Laws” means (a) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, as amended, 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended); the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; HIPAA and all applicable implementing regulations, rules, ordinances, judgments, and orders; and (b) all comparable state statutes and regulations.

“Indebtedness” means, without duplication: (a) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all indebtedness for borrowed money of any Person for which payment is secured by assets of the respective business; (d) all capitalized Lease obligations as defined under GAAP; (e) any Liabilities in respect of deferred purchase price for property or services with respect to which either Buyer or Seller is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (including any earnouts); (f) all obligations, contingent or otherwise, of such Person under acceptance, letters of credit indemnity agreements, or similar facilities; (g) any cash overdrafts or similar obligations; (h) any severance or change of control payments, liabilities or obligations owed or due to be paid as a result of the Closing; (i) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments; (j) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (l) all Indebtedness of others referred to in clauses (a) through (k) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (I) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness or (II) otherwise to assure a creditor against loss; and (m) all Indebtedness referred to in clauses (a) through (k) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. To the extent any Indebtedness will be retired or discharged at the Closing, “Indebtedness” shall also include any and all amounts necessary and sufficient to retire such Indebtedness, including principal (including the current portion thereof) and/or scheduled payments, accrued interest or finance charges, and other fees, penalties and payments (prepayment or otherwise) necessary and sufficient to retire such Indebtedness at Closing.

“Indemnified Party” has the meaning set forth in Section 9.03.

“Indemnifying Party” has the meaning set forth in Section 9.03.

“Insurance Policies” has the meaning set forth in Section 4.12.

“Intellectual Property” means, in any jurisdiction worldwide, all intellectual property rights of any kind, including rights in, to and concerning (a) patents, utility models, statutory invention registrations and applications for any of the foregoing (including provisional applications), and all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, (b) trademarks and domain names, (c) copyrights (including copyrights in software), copyrightable subject matter, moral rights, database rights and mask works and, in each case, whether or not Registered, (d) confidential and proprietary information, trade secrets and know-how, including know-how in any processes, methods, designs, recipes, formulae, technical information, business information, studies, data, inventions and any rights therein, drawings, blueprints, designs, quality assurance and control procedures, design tools, simulation capability, manuals and technical information (whether or not provided to employees, customers, suppliers, agents or licensees), records, books or other indications of the foregoing, (e) all applications and registrations for any of the foregoing, and extensions thereof, (f) all rights of privacy and publicity, and (g) all rights to bring an action for past, present, and future infringement, misappropriation or other violation of rights and to receive damages, proceeds or other legal or equitable protections and remedies with respect to any of the foregoing.

“Intellectual Property Assets” means the Intellectual Property in any jurisdiction throughout the world associated with or incorporated in the Business.

“Knowledge” or any other similar knowledge or awareness qualification, means the actual knowledge of, with respect to Seller, Michael Ruxin and Jeff Busch and, with respect to Buyer, Andrew Kucharchuk. Such individual shall be deemed to have “knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law (including common law) of any Governmental Authority.

“Leased Real Property” means the real property listed in Section 1.01(a) of the Disclosure Schedules and leased by the Seller, as tenant, and that is primarily used by the Business, together with, to the extent leased by the Seller (in connection with the Business), all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of the Seller (related to the Business) attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Legal Communications” means any and all communications (electronic or otherwise) by Seller or its Affiliates (and all respective officers, directors, advisors and employees) with legal counsel, and any other communications, documents or information that is subject to the attorney-client privilege or considered attorney work product, in each case as determined by Seller in good faith.

“Liability” shall mean any liability, debt, obligation, loss, damage, claim, penalty, fine, duty, guarantee, cost, expense or other charge (including costs of investigation and defense and attorney’s fees, costs and expenses) of any kind or nature, in each case, whether direct or indirect, accrued or unaccrued, known or unknown, liquidated or unliquidated, asserted or unasserted, absolute or contingent, matured or unmatured or disputed or undisputed, including those arising under any Laws, actions, suits, claims, investigations or other legal proceedings.

“Losses” means any losses, claims, damages, Taxes, liabilities, costs or expenses, including reasonable attorneys’ fees.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is (a) materially adverse to the business, results of operations, financial condition, Liabilities or assets of the Business, (b) is material and adversely affects the ability of Buyer to operate or conduct the Business in the manner in which it is currently operated or conducted by Seller or (c) is material and adversely affects the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules or the enforcement, implementation or interpretation thereof; (vi) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Seller and the Business; (vii) any natural or man-made disaster or acts of God; or (viii) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions; provided, however, that any event or circumstance resulting from a matter described in any of the foregoing clauses (i) through (iv) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event or circumstance has a material, adverse and disproportionate effect on the Business, relative to other comparable entities operating in the industries or markets in which the Business is operated.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which either party is not otherwise subject to criminal Liability due to its existence: (a) liens for Taxes not yet due and payable; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $5,000 in the case of a single asset or property or $25,000 in the aggregate at any time; (c) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business only to the extent specifically set forth in the Disclosure Schedules; and (d) other minor imperfections of title or Encumbrances, if any, that have not, and would not, materially impair the current occupancy or current use of such property or assets of the Buyer or Seller.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, unincorporated organization, trust, association as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Pre-Closing” has the meaning set forth in Section 7.01.

“Privacy Contracts” has the meaning set forth in Section 4.21(b).

“Privacy Policies” has the meaning set forth in Section 4.21(a).

“Protected Personal Information” means any: (a) Protected Health Information as defined at 42 C.F.R. § 160.103; (b) personally identifiable information protected under any other federal or state Law or regulation; (c) personally identifiable information of any current, former, or prospective employee of Seller; (d) information required by any Law or industry standard or requirement to be encrypted, masked, or otherwise protected from disclosure; (e) financial account, credit or debit card numbers, with or without any required security code, access code, personal identification number or password that would permit access to an individual’s financial account, and account information, including balances and transaction data; and (f) any other sensitive information regarding an individual or his or her employment, family, health, or financial status.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Registered” means issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Related Party” means any person who is a shareholder, member, manager, director, officer or employee of Seller or any Affiliate of any such person including for any individual, (a) such individual’s spouse, lineal descendants (whether natural or adopted), siblings, parents, spouse’s parents, (b) the lineal descendants and any spouse of any of the individuals described in the foregoing clause (a) and (c) a trust solely for the benefit of such individual and/or the individuals described in the foregoing clause (a) with respect to such individual.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other authorized agents of such Person.

“Restricted Business” has the meaning set forth in Section 6.07(a).

“Restricted Period” has the meaning set forth in Section 6.07(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Charter Documents” has the meaning set forth in Section 4.03.

“Seller Closing Statement” means a statement setting forth the calculation of the Current Assets and Current Liabilities of the Business as of the Closing Date.

“Seller Employee Plan” has the meaning set forth in Section 2.03(g).

“Seller Financial Statements” means the audited financial statements of the Seller as of and for the twelve months ended September 30, 2019 and the unaudited balance sheets and income statements of the Business as of and for the three months ended December 31, 2019.

“Series A Preferred Stock” means preferred stock designated as Series A Preferred Stock, par value $0.0001 per share, in the Buyer Charter Documents.

“Series B Preferred Stock” means preferred stock designated as Series B Preferred Stock, par value $0.0001 per share, in the Buyer Charter Documents.

“Series C Preferred Stock” means preferred stock designated as Series C Preferred Stock, par value $0.0001 per share, in the Buyer Charter Documents.

“Series D-1 Preferred Stock” means preferred stock designated as Series D-1 Preferred Stock, par value $0.0001 per share, in the Buyer Charter Documents.

“Series D-2 Preferred Stock” means preferred stock designated as Series D-2 Preferred Stock, par value $0.0001 per share, in the Buyer Charter Documents.

“Stockholder” means a holder of common stock or preferred stock of the Seller immediately prior to the Closing Date.

“Straddle Period” has the meaning set forth in Section 6.04(b).

“Tangible Personal Property” means machinery, equipment, tools, supplies, furniture, fixtures, personalty, vehicles, Transferred IT Assets (including telephones and computers) and other tangible personal property, primarily used in the Business.

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, escheat, unclaimed property obligations, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (whether disputed or not).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 10.01(b).

“Territory” has the meaning set forth in Section 6.07(a).

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Assignments of the Lease and the other agreements, instruments and documents required to be delivered at the Closing.

“Transaction Expenses” has the meaning set forth in Section 2.03(j).

“Transferred Employee” has the meaning set forth in Section 6.01(a).

“Transfer Taxes” has the meaning set forth in Section 6.04(a).

ARTICLE II
PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing (and effective as of 12:01 AM. on the Closing Date), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in and to all assets of the Seller relating to the Business, including but not limited to the following (collectively, the “Purchased Assets”):

(a) all of Seller’s right, title and interest in and to all of the Contracts set forth on Section 2.01(a) of the Disclosure Schedules (the “Assigned Contracts”), including any and all data received or generated by Seller prior to Closing pursuant to such Contracts;

(b) all cash and cash equivalents except for $30,000;

(c) all Intellectual Property Assets set forth on Section 2.01(c) of the Disclosure Schedules;

(d) all rights in respect of the Leased Real Property, together with any prepaid rent thereon, including all rights of the Seller under all Ancillary Lease Documents related to such Leased Real Property;

(e) all Tangible Personal Property and Tangible Personal Property Agreements, not otherwise included in the other categories of Purchased Assets set forth herein;

(f) all Permits of Seller that are used in connection with the Business, to the extent such Permits may be transferred under applicable Law (the “Business Permits”);

(g) all Books and Records relating to the Purchased Assets set forth on Section 2.01(g) of the Disclosure Schedules;

(h) all of Seller’s rights and incidents of interest in and to causes of action, suits, proceedings, judgments, claims and demands of any nature, whenever maturing or asserted, relating to or arising directly or indirectly out of any of the Purchased Assets, including those arising under or pursuant to any warranty, guarantee or indemnity;

(i) all of Seller’s shares in Amarantus Bioscience Holdings, Inc.;

(j) all sales and promotional literature, customer lists and other sales-related materials primarily related to the Business owned, used, associated with or employed by Seller as of the Closing;

(k) all prepaid supplies, prepaid expenses and deposits to the extent related to the Business;

(l) all goodwill and going concern value of the Business; and

(m) all the Seller’s rights, titles and interests at the Closing in, to and under all other assets, rights and claims of every kind and nature primarily related to or primarily used in the Business that are not included in Excluded Assets.

Notwithstanding anything to the contrary in this Agreement all right, title and interest in and to the Excluded Assets shall remain vested in Seller and Buyer shall have no interest therein.

Section 2.02 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume only the following Liabilities of Seller arising out of or relating to the Business or the Purchased Assets after the Closing (collectively, the “Assumed Liabilities”):

(a) all Current Liabilities accrued in the ordinary course and set forth on the Closing Statement;

(b) all Liabilities set forth on Section 2.02 of the Disclosure Schedules;

(c) all Liabilities arising under or relating to the Assigned Contracts after the Closing Date but only to the extent such Liabilities arise, accrue or first become due on or after the Closing Date under the terms of the Assigned Contracts; provided, however, that Buyer will not assume or be responsible for any such Liabilities that arise from any breach or default by Seller under any Assigned Contract that occurs prior to the Closing Date or that arises out of or relates to events or circumstances that occur or exist prior to the Closing Date, all of which Liabilities will constitute Excluded Liabilities; and

(d) all Liabilities arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets on or after the Closing.

Section 2.03 Excluded Liabilities. Other than the Assumed Liabilities (as defined in Section 2.02), Seller shall retain, and remain wholly responsible and liable for, and Buyer shall not assume by virtue of this Agreement, and shall have no liability or obligation for, any Liability of Seller or any Affiliate of Seller (collectively, the “Excluded Liabilities”), including, without limitation, any of the following:

(a) Excluded Taxes;

(b) all Liabilities arising out of or relating to the operation of the Business or the ownership of the Purchased Assets by the Seller prior to the Closing, other than the Liabilities of the Seller expressly assumed by the Buyer pursuant to Section 2.02 of this Agreement;

(c) all Indebtedness of the Seller, other than the Indebtedness expressly assumed by the Buyer pursuant to Section 2.02 of this Agreement;

(d) all Liabilities arising out of or relating to the Excluded Assets;

(e) Liabilities or any other obligations of Seller arising under or relating to any Assigned Contract to the extent such liabilities or obligations arise prior to the Closing Date or arise from any breach or default by Seller (or any of its Affiliates) under any Assigned Contract that occurs prior to the Closing Date or that arises out of or relates to events or circumstances that occur or exist prior to the Closing Date;

(f) Liabilities or any other obligations of Seller with respect to (i) any employee plan maintained, sponsored, contributed to or participated in by Seller or any Affiliate of Seller for the benefit of or relating to any current or former employee of the Business (“Seller Employee Plan”) and the amendment to or the termination of any Seller Employee Plan or (ii) any person at any time employed by, or who was a consultant to, Seller or any Affiliate of Seller (including, without limitation, any such person who fails to accept an offer of employment by Buyer or any of its Affiliates), and any such person’s spouse, children, other dependents or beneficiaries, with respect to any such person’s employment or termination of employment by Seller or any Affiliate of Seller including, without limitation, claims arising under health, medical, dental, disability or other benefit plan for products, supplies or services provided or rendered prior to the Closing Date;

(g) Liabilities or any other obligations of Seller, based in whole or in part on violations of Law or environmental conditions occurring or existing prior to the Closing Date;

(h) all Actions or threatened Actions against the Seller arising out of or related to the operation of the Business prior to the Closing, other than the Actions set forth in Section 2.02 of the Disclosure Schedules;

(i) costs and expenses incurred by Seller incident to the negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein, except as otherwise specified in this Agreement;

(j) Liabilities of Seller to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement, except as otherwise specified in this Agreement (together with the costs and expenses described in Section 2.03(i), the “Transaction Expenses”);

(k) Liabilities for any and all severance or other termination-related costs with respect to employees who are not hired by Buyer;

(l) Liabilities that any Person seeks to impose upon Buyer or its Affiliates by virtue of any theory of successor liability, including any such Liabilities relating to labor and employment matters; and

(m) all Liabilities of Seller and its Affiliates arising out of or related to any insurance policy claims made prior to the Closing.

Section 2.04 Consideration. The aggregate consideration being paid by Buyer to Seller for the transfer and delivery of the Purchased Assets and the rights and benefits conferred under this Agreement shall be One Thousand (1,000) shares of the Buyer’s Series D-1 Preferred Stock issued to the Seller on the date of the execution of this Agreement, which represents 54.55% of the Buyer’s Fully-Diluted Shares after giving effect to the transactions contemplated by this Agreement (the “Purchase Shares”), plus (b) the assumption by Buyer of Assumed Liabilities pursuant to Section 2.02 as and when due (the “Consideration”). The Buyer shall also assume warrants for an aggregate of 275,500 shares of common stock of the Seller and will reissue to the holder thereof economically equivalent warrants for an aggregate of 656,674,588 shares of the Buyer. The Purchase Shares shall be issued in the form of a stock certificate which shall be delivered to the Seller on the Closing Date. Upon receipt by Seller of the Purchase Shares, all title and interest to the Purchased Assets shall transfer to Buyer.

Section 2.05 Tax Treatment of Consideration. Buyer and Seller mutually agree to treat (and report) the Reorganization for all purposes as a tax-free reorganization described in Section 368(a)(1)(C) and/or Section 368(a)(1)(D) of the Code. For all Tax purposes, Buyer and Seller agree to report the transactions contemplated in this Agreement in a manner consistent with the above and that neither Buyer nor Seller will take any position inconsistent therewith in any Tax Return, refund claim, litigation, or otherwise, unless otherwise required pursuant to applicable Law.

Section 2.06 Consents to Certain Assignments.

(a) Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not constitute an agreement to sell, transfer, assign or deliver, directly or indirectly, any Purchased Asset, or any benefit arising thereunder, if an attempted direct or indirect sale, transfer, assignment or delivery thereof, without the consent of or notice to a third party (including a Governmental Authority), would constitute a breach, default, violation or other contravention of the rights of such third party, would be ineffective with respect to any party to a Contract concerning such Purchased Asset or would in any way adversely affect the rights of Seller or any of its Affiliates or, upon transfer, Buyer. Buyer agrees that neither Seller nor any of its Affiliates shall have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any such consent or give any such notice, except for liability under this Agreement to the extent the requirement to obtain any such consent constitutes a breach of any representation, warranty or covenant of Seller or is a condition to Closing herein.

(b) If any such consent is not obtained or notice is not given prior to the Closing, the Closing shall nonetheless take place subject to and on the terms set forth herein and, thereafter, through the earlier of the time as such consent is obtained or notice is given or eighteen (18) months following the Closing (or, if the Purchased Asset is a Contract, the remaining term of the Contract, if shorter), Buyer shall use its commercially reasonable efforts to secure such consent or give such notice as promptly as practicable after the Closing and Seller shall provide or cause to be provided reasonable assistance to Buyer (not including the paying of any consideration) reasonably requested by Buyer to secure such consent or give such notice, or cooperate in good faith with Buyer (with each Party being responsible for its own out-of-pocket expenses, but without requiring the payment of any amounts by Seller to any party in order to obtain such party’s consent and without any further consideration paid by Buyer to Seller) in any lawful and reasonable arrangement reasonably proposed by Buyer under which (i) Buyer shall obtain (without infringing upon the legal rights of such third party or violating any Law) the economic and other rights and benefits under the Purchased Asset with respect to which the consent has not been obtained and (ii) Buyer shall assume any related economic or other obligations (to the extent such obligations are Assumed Liabilities) and risk of assumption with respect to such Purchased Asset (to the extent that the requirement to obtain any such consent does not constitute a breach of any representation or warranty of Seller). Following the Closing, until such consent is obtained or such notice is given, Buyer will, and will cause each of its Affiliates to, comply with the terms of any Contract (to the extent an Assumed Liability) constituting a Purchased Asset that has not yet been transferred or assigned due to the failure to receive such consent as if such Contract had been so transferred or assigned. Seller shall (x) act in good faith with respect to efforts to obtain consent or give notice under any such Contract and (y) provide copies of all written correspondence, notices and any other document received by or sent to any third party with respect to obtaining consent or giving notice under such Contract and provide reasonable information about any other material third party communications relating to obtaining consent or giving notice under such Contract.

ARTICLE III
CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) being held at the offices of K&L Gates LLP, 200 S. Biscayne Blvd., Suite 3900, Miami, FL 33131, or such other location that may be agreed upon by the parties, occurring as promptly as possible, but in no event later than the second (2nd) Business Day following the date upon which all of the conditions to Closing set forth in ARTICLE VIII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the date of the Closing) or such other date as Seller and Buyer may mutually agree upon in writing (the “Closing Date”).

Section 3.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in the form of Exhibit A (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in the form of Exhibit B (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) counterparts of the Assignments of Lease, duly executed by Seller;

(iv) the Seller Closing Statement;

(v) an amount equal to the cash and cash equivalents included in the Seller Closing Statement by wire transfer of immediately available funds to an account designated by Buyer;

(vi) all Books and Records contemplated pursuant to Section 2.01(g);

(vii) a certificate certifying that Seller is not a foreign person for purposes of Section 1445 of the Code or that the purchase is otherwise exempt from withholding under Sections 1445 and 1446 of the Code;

(viii) all consents to the assignment of the Contracts listed on Section 3.02 of the Disclosure Schedules;

(ix) evidence reasonably satisfactory to Buyer of the release of any and all Encumbrances (other than Permitted Encumbrances) with respect to the Purchased Assets;

(x) a certificate signed by a duly authorized representative of Seller certifying as to the due authorization from the board of directors of Seller of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby;

(xi) the consents from the Stockholders holding a majority of the voting power of the Seller’s capital stock adopting this Agreement and the sale of the Purchased Assets to the Buyer.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the stock certificate for the Purchase Shares;

(ii) the Bill of Sale and Assignment and Assumption Agreement duly executed by Buyer;

(iii) counterparts of the Assignments of Lease duly executed by Buyer;

(iv) counterparts of the employment agreements for Michael Ruxin, Jeff Busch, Brian Corgiat and Justin Davis duly executed by Buyer;

(v) the Buyer Closing Statement in a form acceptable to Seller;

(vi) a certificate signed by a duly authorized representative of Buyer certifying as to the due authorization from the board of directors of Buyer of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including the issuance of the Purchase Shares;

(vii) evidence satisfactory to the Seller as to the exchange of all outstanding convertible notes of the Buyer for Series C Preferred Stock of the Buyer pursuant to the Exchange Agreement set forth as Exhibit C hereto;

(viii) evidence satisfactory to the Seller as to the completion of a financing of Buyer prior to Closing or simultaneously therewith, which results in the issuance of additional shares of Series C Preferred Stock to certain investors for gross proceeds to the Company of at least $1,000,000 in cash;

(ix) evidence satisfactory to the Seller as to the filing of a certificate of designations of the rights and preferences of the Series D-1 Preferred Stock with the Nevada Secretary of State;

(x) evidence satisfactory to the Seller that on or prior to the Closing Date, the current board of directors of the Buyer has adopted resolutions setting the number of directors at four (4) and appointing the persons identified on Schedule A hereto and accepting the resignations of the persons identified on Schedule A hereto from the board of directors of the Buyer, which appointments and resignations will be effective on the later of (1) the Closing Date, or (2) the eleventh (11th) calendar day on which the Buyer meets its information obligations under the Exchange Act, including the filing and mailing of a Schedule 14f-1 related to the foregoing (the “Schedule 14f-1”);

(xi) evidence satisfactory to the Seller that on or prior to the Closing Date, the current board of directors of the Purchaser has adopted resolutions appointing the persons identified on Schedule B hereto to the offices of the Buyer as identified therein and remove or obtain resignations from all current officers of the Buyer as identified on Schedule B hereto, which appointments, removals and resignations will be effective as of the Closing Date; and

(xii) evidence satisfactory to the Seller that on or prior to the Closing Date, the current board of directors of the Buyer has adopted a resolution approving the employment agreements and consulting agreements for the persons identified on Schedule C, which will be effective as of the Closing Date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof and as of the Closing Date.

Section 4.01 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it that are related to the Business, and to carry on the Business as currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 4.02 Authority of Seller. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller, including due authorization from the Stockholders. This Agreement and each Transaction Document to which Seller is a party has been duly executed and delivered by Seller and is binding upon, and legally enforceable against, Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 4.03 No Conflicts; Consents. Except as set forth on Section 4.03 of the Disclosure Schedules, the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the passage of time: (a) result in a violation or breach of any provision of the articles of incorporation or by-laws of Seller (the “Seller Charter Documents”); (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation, termination or breach of, constitute a material default under or result in the acceleration of any Assigned Contract, or Permit or result in the creation or imposition of any Encumbrances on any of the Purchased Assets other than Permitted Encumbrances, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect on Seller’s ability to consummate the transactions contemplated hereby. No consent or approval of, or registration, notification, filing, and/or declaration with, any Governmental Authority is required to be given or made by Seller in connection with the execution, delivery, and performance by Seller of this Agreement and the Transaction Documents or the taking by Seller of any other action contemplated hereby or thereby.

Section 4.04 Financial Information; Books and Records.

(a) True and complete copies of the Seller Financial Statements have been delivered by the Seller to the Buyer. The Seller Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Seller, (ii) present fairly in all material respects the financial condition and results of operations of the Business, except as set forth in Section 4.04(a) of the Disclosure Schedules, and (iii) were prepared in accordance with GAAP on a basis consistent with the past practices of the Seller with respect to the Business, except as set forth in Section 4.04(a) of the Disclosure Schedules.

(b) To the Seller’s Knowledge, there has not been any fraud, whether or not material, with respect to the Business that involved the officers or other employees and former employees of the Seller who have a significant role in the internal controls over financial reporting or written allegations of any such fraud.

Section 4.05 Absence of Undisclosed Liabilities. There are no Liabilities of the Business that would be required to be disclosed in a balance sheet prepared in accordance with GAAP, other than Liabilities (a) that are reflected on the Closing Statement or the Financial Statements, (b) set forth in Section 4.05 of the Disclosure Schedules, or (c) incurred since December 31, 2019 in the ordinary course of business, consistent with past practice, of the Seller which are not, in the aggregate, material to the Business. The Buyer is not, and will not become, liable for any Excluded Liabilities.

Section 4.06 Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since September 30, 2019, the Business has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, since September 30, 2019, the Seller has not:

(a) permitted or allowed any of the Purchased Assets to be subjected to any Encumbrance, other than Permitted Encumbrances;

(b) except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance related to the Business, or paid or otherwise discharged any Liability related to the Business, other than Current Liabilities reflected in the Financial Statements and Current Liabilities incurred in the ordinary course of business consistent with past practice;

(c) made any change in any method of accounting or accounting practice or policy used by the Seller with respect to the Business;

(d) except as set forth in Section 4.06(d) of the Disclosure Schedules, amended, terminated, cancelled or compromised any material claims of the Seller (related to the Business) or waived any other rights of substantial value related to the Business;

(e) except as set forth in Section 4.06(e) of the Disclosure Schedules, sold, transferred, leased, subleased, abandoned, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including leasehold interests and intangible property) of the Seller that would be Purchased Assets, other than in the ordinary course of business consistent with past practice;

(f) made any capital expenditure relating to the Business, not reflected in the Seller Financial Statements, other than in the ordinary course of business consistent with past practice;

(g) other than in the ordinary course of business consistent with past practice, made, revoked or changed any Tax election or any method of Tax accounting, amended any Tax Return or filed any claim for refund, entered into any closing agreement or similar agreement with respect to Taxes, settled or compromised any Liability with respect to Taxes, consented to any claim or assessment with respect to Taxes related to the Business;

(h) incurred any Indebtedness relating to the Business not reflected in the Financial Statements, other than in the ordinary course of business consistent with past practice;

(i) made any loan to, guaranteed any Indebtedness of, or otherwise incurred any Indebtedness on behalf of, any Person in connection with the Business not reflected on the Financial Statements, other than in the ordinary course of business consistent with past practice;

(j) except as set forth in Section 4.06(j) of the Disclosure Schedules, failed to pay any creditor of the Business any amount owed to such creditor within 90 days of when due;

(k) other than in the ordinary course of business consistent with past practice, (i) granted any material increase, or announced any material increase, in the wages, salaries, compensation, bonuses, incentives, change of Control, retention, severance, pension or other benefits payable by the Seller to any of the Employees to whom offers of employment will be made pursuant to Section 6.01, except as required by Law or the existing terms of any Plan or agreement made available to Buyer; or (ii) entered into any change of control, severance or retention agreement with any Business Employee;

(l) except as set forth in Section 4.06(l) of the Disclosure Schedules, suffered any casualty loss or damage with respect to any of the Purchased Assets which in the aggregate have a replacement cost of more than $25,000, whether or not such loss or damage shall have been covered by insurance;

(m) except as set forth in Section 4.06(m) of the Disclosure Schedules, amended, modified or consented to the termination of any Material Contract or any of the Seller’s rights thereunder, except as required pursuant to this Agreement;

(n) suffered any Material Adverse Effect; or

(o) agreed, whether in writing or otherwise, to take any of the actions specified in this Section 4.07 or granted any other rights or commitments with respect to any of the actions specified in this Section 4.07, except as expressly contemplated by this Agreement and the Transaction Documents.

Section 4.07 Title; Condition. Seller is the owner of all right, title and interest in and to the Purchased Assets and has good, valid and marketable title to the Purchased Assets and, with respect to contract rights relating to Assigned Contracts, is a party to, enjoys the right to the benefits of all such contracts including to provide all material services required to be provided under the Assigned Contracts, as conducted by Seller prior to Closing. Pursuant to the transactions contemplated herein, Seller is transferring to Buyer, and Buyer will acquire good and valid title to the Purchased Assets (and a valid and effective assignment of all Assigned Contracts) and all of Seller’s right, title and interest therein, free and clear of Encumbrances except for Permitted Encumbrances. The Purchased Assets constitute all the material properties, assets and rights of Seller forming a part of, used, held or intended to be used primarily in, and all such material properties, assets and rights of Seller as are necessary in the conduct of, the Business as presently conducted. The Purchased Assets are in good operating condition and repair, subject to normal wear and tear, and are suitable for the purposes for which they have been used by Seller prior to Closing. Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Purchased Assets to Buyer.

Section 4.08 Intellectual Property.

(a) Section 2.01(c) of the Disclosure Schedules sets forth an accurate and complete list of all Intellectual Property Assets. Seller either owns or has obtained the rights to commercialize and has the right and authority to use all such Intellectual Property Assets, free and clear of any Encumbrances (other than Permitted Encumbrances), without obligation to pay any royalty or any other fees with respect thereto. All Intellectual Property Assets issued or registered are subsisting, and to the Seller’s Knowledge, valid and enforceable.

(b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Intellectual Property Assets or in any material way impair the right of Buyer or any of its Affiliates to use (without payment of additional royalties), sell, license or dispose of, or to bring any action for the infringement of, any such Intellectual Property or portion thereof. The Seller is not currently infringing or misappropriating the Intellectual Property of any other Person that would have a Material Adverse Effect. There is no pending or, to the Knowledge of Seller, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any of the Intellectual Property Assets, nor has Seller received any notice asserting that the Intellectual Property Assets or the use, sale, license or disposition thereof conflicts with or violates, or will conflict with or violate the rights of any other party. Seller has not as of the date of this Agreement made any claim of a violation, infringement, misuse or misappropriation by any third party (including any employee or former employee of Seller) of its rights to, or in connection with, any Intellectual Property Assets, and, to Seller’s Knowledge, no person or entity is infringing upon, violating or misappropriating, any of Seller’s Intellectual Property Assets. The Intellectual Property Assets include all Intellectual Property rights necessary or material to the conduct of the Business as and where conducted on the date hereof. No licenses or rights from any third parties (or additional payments to any such persons resulting from the transactions contemplated by this Agreement) are required to use and exploit the Intellectual Property Assets as currently used and exploited by Seller. The Intellectual Property Assets are not subject to any agreement with any third party pursuant to which Seller has, or could be required to, deposit into escrow such Intellectual Property Assets.

Section 4.09 Legal Proceedings. There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller relating to or affecting the Business or the Purchased Assets (including Seller’s operation and ownership thereof), whether at law or in equity or before or by any Governmental Authority, or which challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby. Seller is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality relating to or affecting the Business or the Purchased Assets. There is no action, suit, proceeding or investigation by Seller currently pending or which Seller intends to initiate against any other Person in connection with the Business or the Purchased Assets.

Section 4.10 Employees; Seller Employee Benefits.

(a) Section 4.10(a)(i) of the Disclosure Schedules lists the names, start dates, rates of pay per applicable period, applicable commission rates, applicable work hours, applicable bonus percentage, applicable cell phone allowance, annual vacation time, and titles of all Persons employed or otherwise engaged as consultants or agents by Seller who are currently working for the Business (the “Employees”). Except as set forth on Section 4.10(a)(ii) of the Disclosure Schedules, there are no contracts between any of the Employees and Seller or any of its Affiliates. As of the date of this Agreement, Seller is not delinquent in any payments to any of its Employees for any wages, salaries, commissions, bonuses or other direct cash compensation for any services performed for Seller. As of the date of this Agreement, there are no Employee grievances, complaints or charges pending against Seller or, to Seller’s Knowledge, otherwise related to the Business under any employee dispute resolution procedure. Each of Seller and the operation of the Business as conducted on the date hereof is in compliance in all material respects with all applicable federal, state, local and all other applicable laws, regulations, ordinances or orders with respect to employment and employment practices, terms and conditions of employment and wages and hours. To Seller’s Knowledge, each employee of Seller is currently deploying all of his or her scheduled work time to the conduct of the business of Seller, and no employee of Seller has any intention to terminate his or her employment with Seller or to change his or her work schedule in any material respect as a result of the transactions contemplated by this Agreement or otherwise. None of the employees of Seller are represented by a union and, to the Knowledge of Seller, there have been no union organizing efforts conducted at Seller and none are now being conducted. Except as would not result in a material liability, neither Seller nor, to Seller’s Knowledge, any of its Affiliates has misclassified any Employee as an independent contractor, temporary employee, leased employee, volunteer or any other servant or agent compensated other than through reportable wages as an employee of the Business (each a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any Seller Employee Plan.

(b) Each Seller Employee Plan complies in all material respects with the applicable requirements of ERISA, the Code and any other applicable law governing such Seller Employee Plan, and each Seller Employee Plan has at all times been properly administered in all material respects in accordance with all such requirements of law, and in accordance with its terms. The consummation of the transactions contemplated by this Agreement will not result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

Section 4.11 Solvency. No insolvency proceeding of any character including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller (other than as a creditor) or any of the Purchased Assets are pending or are being contemplated by Seller, or are, to Seller’s Knowledge, being threatened against Seller by any other person, and Seller has not made any assignment for the benefit of creditors or taken any action in contemplation of which that would constitute the basis for the institution of such insolvency proceedings. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (a) Seller will be able to pay the Excluded Liabilities as they become due; (b) the Excluded Assets (calculated at fair market value) and the value of the Purchase Shares will exceed the Excluded Liabilities; and (c) taking into account all pending and threatened litigation that Seller is aware of, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller.

Section 4.12 Insurance. Section 4.12 of the Disclosure Schedule sets forth a list of all insurance policies maintained by Seller that relate to the Business or the Purchased Assets, specifying the type of coverage, the amount of coverage, the insurer and the expiration date of each such policy (collectively, the “Insurance Policies”) and all claims under such Insurance Policies since December 31, 2016 in excess of $50,000. Each Insurance Policy is in full force and effect in accordance with its terms and, collectively, such Insurance Policies are reasonably adequate and customary for the conduct of the Business. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default under any of the Insurance Policies. The Insurance Policies permit claims to be made after the Closing Date with respect to such losses, liabilities, damages or expenses relating to or arising out of work performed prior to the Closing Date, and the Parties will cooperate in submitting claims under such insurance policies with respect to such losses, liabilities, damages or expenses relating to work performed prior to the Closing Date.

Section 4.13 Restrictions on Business Activities. There is no material Contract, judgment, injunction, order or decree binding upon Seller or any of the Purchased Assets that restricts or prohibits, purports to restrict or prohibit, has or could reasonably be expected to have, whether before or after consummation of this Agreement, the effect of prohibiting, restricting or impairing any current business practice of Seller by limiting the freedom to engage in the Business or any line of business, to sell, license or otherwise distribute services or products in any market or geographic area, or to compete with any Person, including any grants by Seller of exclusive rights or exclusive licenses.

Section 4.14 Material Contracts.

(a) Section 4.14(a) of the Disclosure Schedules lists each contract material to the Business of the Seller or the Purchased Assets (each a “Material Contract”).

(b) Except as set forth in Section 4.14(b) of the Disclosure Schedules, each Material Contract: (i) is valid and binding on the Seller and, to the Seller’s Knowledge, the other parties thereto and is in full force and effect, (ii) is freely and fully assignable to the Buyer without penalty or other adverse consequence and (iii) upon consummation of the transactions contemplated by this Agreement and the Transaction Documents, except to the extent that any consents set forth in Section 3.02 of the Disclosure Schedules are not obtained, shall continue in full force and effect without penalty or other adverse consequence.

(c) The Seller is not in material breach of, or material default under, any Material Contract. To the Seller’s Knowledge, no other party to any Material Contract is in material breach thereof or material default thereunder and the Seller has not received any written notice of termination, cancellation, breach or default under any Material Contract. There is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the Purchased Assets.

Section 4.15 Compliance With Laws; Permits.

(a) Seller is and has been since May 25, 2018, in compliance in all material respects with all Laws and Governmental Orders applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets. Except as set forth on Section 4.15(a) of the Disclosure Schedules, since May 25, 2018, Seller has not received any written notice or other written communication from any Governmental Authority or any other person regarding any actual or alleged violation of or failure to comply with any term or requirement of any such Law or Governmental Order.

(b) Neither the Seller nor, to the Seller’s Knowledge, any director, officer, agent, employee or other person acting on behalf of the Seller has (i) used any company funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to any political activity; (ii) made any direct or indirect unlawful payment to any government official or employee from company funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (v) made any payment to any customer or supplier of the Seller or any officer, director, partner, employee or agent of any such customer or supplier for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Business.

(c) Neither the Seller nor, to the Seller’s Knowledge, any director, officer, agent, employee or other person acting on behalf of the Seller has engaged in any financial transactions in order to conceal the identity, source or destination of the proceeds from any category of offenses designated by the Financial Action Task Force on Money Laundering’s “The Forty Recommendations” of June 20, 2003 in violation of the laws or regulations of the United States or any state in which the Seller does business.

(d) All Business Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force. Seller has not received any written notice from any Governmental Authority of any violation of any applicable Legal Requirements that remains unresolved. The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby will not result in suspension, revocation, impairment, forfeiture, or nonrenewal of any Business Permits.

Section 4.16 Related Party Transactions. (i) There are no Liabilities of Seller to any Related Party (other than for salaries and bonuses for services rendered or reimbursable business expenses), (ii) there are no Liabilities of any Related Party to the Business (other than advances made to employees of Seller in the ordinary course of business), and (iii) no Related Party has any direct or indirect economic interest in any Assigned Contract or other Purchased Asset with Seller (other than through an employment agreement).

Section 4.17 Real Property.

(a) Seller does not own any real property in connection with the Business.

(b) With respect to the lease underlying the Leased Property (the “Lease”): (i) Seller has delivered or made available to Buyer a true and complete copy of the Lease (including all amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof and all consents, including consents for alterations, assignments and sublets, documents recording variations, memoranda of lease, subordination, non-disturbance, and attornment agreements, rights of expansion, extension, first refusal and first offer and evidence of commencement dates and expiration dates); (ii) Seller’s possession and quiet enjoyment of the real property under the Lease is not currently being disturbed and Seller has all easements and rights necessary to conduct the Business in a manner consistent with past practices; (iii) to Seller’s Knowledge, there are no disputes with respect to or defaults under the Lease; (iv) to Seller’s Knowledge, the buildings, plants, improvements and structures, including, without limitation, heating, ventilation and air conditioning systems, roof, foundation and floors of the real property under the Lease, are in good operating condition and repair, subject only to ordinary wear and tear; (v) Seller has not subleased, licensed or otherwise granted to any person the right to use or occupy the Leased Property or any portion thereof (other than as contemplated by the Sublease); and (vi) Seller has not collaterally assigned or granted any other security interest in such Lease or any interest therein.

(c) To Seller’s Knowledge, (i) all the Leased Property is occupied under a valid and current certificate of occupancy or similar permit, (ii) the transactions contemplated by this Agreement and the Transaction Documents will not require the issuance of any new or amended certificate of occupancy, and (iii) subject to the receipt of any necessary landlord consents to the actions contemplated by this Agreement, there are no facts that would prevent the Leased Property from being occupied by Buyer after the Closing substantially in the same manner as occupied by Seller immediately prior to the Closing.

Section 4.18 Tangible Personal Property. Section 4.18 of the Disclosure Schedules sets forth a true and complete list of all contracts, agreements, leases for and relating to Tangible Personal Property (the “Tangible Personal Property Agreements”) and any and all material ancillary documents pertaining thereto (including all amendments, consents and evidence of commencement dates and expiration dates). Seller is not in material default under any of the Tangible Personal Property Agreements to which Seller is a party pertaining to the Tangible Personal Property and, to Seller’s Knowledge, Seller has the full right to exercise any renewal options contained in such agreements on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each item of leased Tangible Personal Property for the full term of such renewal options, subject to the terms of each agreement. Except as described in Section 4.18 of the Disclosure Schedules, Seller has the full right to assign to Buyer each lease to which Seller is a party pertaining to the Tangible Personal Property on the terms and conditions contained therein.

Section 4.19 Taxes. Seller has not filed Tax Returns and all Taxes owed by Seller with respect to the Purchased Assets (whether or not shown on any Tax Return) have been timely paid. Seller has withheld and timely paid all Taxes with respect to the Purchased Assets or the Business required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. There are (and immediately following the Closing there will be) no Encumbrances on any of the Purchased Assets relating to or attributable to Taxes (other than Permitted Encumbrances). No audit or other examination or request for information of any Tax Return with respect to the Purchased Assets or the Business is in progress, nor has Seller been notified of any request for such an audit or other examination or request for information. Seller is not a party to any, and none of the Purchased Assets or the Business is the subject of any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract. There is no taxable income relating to the Purchased Assets or Assumed Liabilities that will be required under applicable Law to be reported by Buyer or any of its Affiliates for any period after the Closing Date which taxable income was realized (or reflects economic income arising) prior to the Closing Date. Seller is not a “foreign person” as defined in Section 1445 of the Code.

Section 4.20 Healthcare.

(a) Seller does not participate in the Medicare and Medicaid programs.

(b) To Seller’s Knowledge, Seller is and has been, since May 25, 2018, in compliance in all material respects with all applicable Health Care Laws that related to the Business. Seller maintains a compliance program that is intended to assist the Business and its managers, officers and employees in complying in all material respects with applicable Health Care Laws.

(c) Neither (i) Seller nor any current employee of Seller has been excluded from participation in any government payment program and (ii) current officer, director, governing board member, agent or managing employee (as such term is defined in 42 U.S.C. § 1320a-5(b)) of Seller has been excluded from participation in any government payment program or been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8 or been convicted of a crime described in 42 U.S.C. § 1320a-7b.

(d) Seller is not subject to: (i) any written agreement with any Governmental Authority to establish or maintain a corporate integrity policy or program or (ii) any settlement, reporting obligation or other agreement with any Governmental Authority that imposes any continuing obligations on the Business arising out of a violation or alleged violation of any Health Care Law. As of the date hereof, to Seller’s Knowledge, no Governmental Authority has, since May 25, 2018, provided written notice to Seller of its intent to conduct any review (other than reviews that are routine in the ordinary course of business, consistent with past practices) with respect to compliance with any Business Permit. To Seller’s Knowledge, there is no material legal proceeding or other investigation or action pending by or before any Governmental Authority, or threatened in writing, which alleges a material violation of any Health Care Laws by Seller related to the Business.

(e) Seller is not a party to any Contracts with any third party payors that arise out of or relate to the Business.

(f) To Seller’s Knowledge, since May 25, 2018, Seller has not claimed nor received payment materially in excess of the amount provided or allowed by applicable Law.

(g) To Seller’s Knowledge, except as in compliance in all material respects with applicable Health Care Laws, no Contract of the Business is (including any joint venture or consulting contract) with any physician, immediate family member of a physician, or other person who or which is in a position to make or influence referrals to, or otherwise generate business for, Seller related to the Business, as those terms are defined in the applicable Health Care Laws.

Section 4.21 HIPAA and Privacy.

(a) Seller has developed and maintains policies, procedures and practices relating to the acquisition, collection, retention, maintenance, use, storage, safeguarding, privacy, security, confidentiality, processing, transfer, destruction, disclosure, and protection of Protected Personal Information, including, without limitation, a privacy policy and written information security policies (“Privacy Policies”), as are required to comply in all material respects with all applicable Laws (including Health Care Laws). Seller has a valid and legal right (whether contractually, by Law or otherwise) to access or use the Protected Personal Information and any other information of any Person that Seller has used in connection with the operation of the Business. Seller requires the Business’s vendors, independent contractors and other Persons providing services to it in connection with which such vendor, independent contractor or other Person would have access to or receive any Protected Personal Information of or maintained by Seller to execute an agreement containing confidentiality provisions compliant with all applicable Laws with respect to such vendors’, independent contractors’ or other Persons’ access to or receipt of such Protected Personal Information held by or received from Seller, and otherwise takes action to restrict access by its vendors, independent contractors and other Persons to Protected Personal Information on Seller’s systems or in their possession. Since May 25, 2018, there has been no unauthorized access, use or disclosure of Protected Personal Information in the possession or control of Seller or, to Seller’s Knowledge, any of its contractors.

(b) Seller is and, since May 25, 2018, has been in material compliance with (i) all applicable Laws, self-regulatory guidelines and industry standards and guidelines pertaining to the collection, storage, use, disclosure, and transfer of Protected Personal Information, data protection and e-commerce, (ii) all Privacy Policies of Seller, and (iii) all Contracts (or portions thereof) between Seller and all customers, vendors, marketing affiliates, business partners and other Persons that are applicable to the use and disclosure of Protected Personal Information (“Privacy Contracts”) related to the Business. No Protected Personal Information has, in connection with the Business, been (A) collected, used, stored or otherwise interacted with by Seller, or any other Software disseminated by any Person on behalf of Seller, in material violation of any applicable Laws, Privacy Policies or Privacy Contracts or (B) transferred or disclosed by Seller to third parties in violation of any applicable Laws, Privacy Policies or Privacy Contracts. Seller does not use any of the Protected Personal Information it receives through any websites or otherwise in connection with the Business in a manner that in any way violates in any material respect any applicable Law, Privacy Policy or Privacy Contract. Seller does not use any tracking application in a manner that violates any Law or applicable industry guideline (including the Digital Advertising Alliance’s Industry Self-Regulatory Program for Online Behavioral Advertising).

(c) Seller has not received any oral or written complaint, claim, demand, inquiry, or other notice, including a notice of investigation from any third party, any Governmental Authority or regulatory or self-regulatory authority or entity regarding its collection, use, storage, processing, transfer or disclosure of Protected Personal Information that is used in connection with the Business or alleging that Seller’s collection, processing, use, storage, security and/or disclosure of Protected Personal Information in connection with the Business is in violation of any applicable Laws, Privacy Policies or Privacy Contract, or otherwise constitutes an unfair, deceptive, or misleading trade practice. To Seller’s Knowledge, neither the execution, delivery nor performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement, will violate any Privacy Policy or any Privacy Contract.

(d) To Seller’s Knowledge, Protected Personal Information used, collected or maintained in connection with the Business is not maintained by Seller for longer than is permitted by any applicable Law or Contract.

(e) To Seller’s Knowledge, there has not been any material breach of any Protected Personal Information. To Seller’s Knowledge, no service provider (in the course of providing services for or on behalf of the Business) has suffered any material breach of Protected Personal Information.

Section 4.22 No Brokers. No broker, finder, agent or similar intermediary has acted for or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby, and no other broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Seller.

Section 4.23 Restricted Securities. The Seller understands that the Purchase Shares will not be registered pursuant to the Securities Act or any applicable state securities laws, that the Purchase Shares will be characterized as “restricted securities” under U.S. federal securities laws, and that under such laws and applicable regulations the Purchase Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, the Seller is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

Section 4.24 Investment Risk. The Seller is able to bear the economic risk of acquiring the Purchase Shares pursuant to the terms of this Agreement, including a complete loss of the Seller’s investment in the Purchase Shares.

Section 4.25 Full Disclosure. Seller is not aware of any fact, condition or circumstance that may materially and adversely affect the assets, liabilities, business, prospects, condition or results of operations of Seller or the Business that has not been previously disclosed to the Buyer in writing. Furthermore, no representation or warranty or other statement made by Seller in this Agreement, the Disclosure Schedules, or otherwise in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make such statements not misleading.

Section 4.26 Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV, neither the Company nor any of its Affiliates makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.

Section 4.27 Acknowledgement by Seller. Seller acknowledges and agrees that it (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Buyer and (ii) has been furnished with or given full access to such information about the Seller’s business, assets, condition, operations and prospects as Seller has requested. Seller acknowledges that, other than as set forth in this Agreement, none of the Buyer nor any of its directors, officers, employees, Affiliates, Stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, (A) as to the accuracy or completeness of any of the information provided or made available to Seller or any of its agents, representatives, lenders or Affiliates prior to the execution of this Agreement and (B) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Buyer heretofore delivered to or made available to Seller or any of its respective agents, representatives, lenders or Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof and as of the Closing Date.

Section 5.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it that are related to its business, and to carry on its business as currently conducted. Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 5.02 Authority of Buyer. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement and each Transaction Document to which Buyer is a party has been duly executed and delivered by Buyer and is binding upon, and legally enforceable against, Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 5.03 Capitalization.

(a) The authorized capital stock of the Buyer consists of 6,666,667 shares of Common Stock, 1,398,070 shares of which is issued and outstanding, 26,667 shares of preferred stock, including 1,334 shares of Series A Preferred Stock issued and outstanding and 3,856 shares of Series B Preferred Stock issued and outstanding. Immediately prior to the Closing the authorized capital stock of the Buyer shall be: (i) 6,666,667 shares of Common Stock, 1,398,070 shares of which will be issued and outstanding; (ii) 667 authorized shares of Series A Preferred Stock, 667 of which shall be issued or outstanding; (iii) 3,000 authorized shares of Series C-1 Preferred Stock, 0 shares of which shall be issued or outstanding; (iv) 6,000 shares of Series C-2 Preferred Stock, 0 shares of which shall be issued or outstanding; (v) 1,000 shares of Series D-1 Preferred Stock, 0 shares of which will be issued or outstanding; (vi) 4,360 shares of Series D-2 Preferred Stock, 0 shares of which will be issued or outstanding, (vii) 0 shares of Common Stock will be reserved for issuance pursuant to outstanding Buyer Warrants, (viii) 0 shares of Common Stock will be reserved for issuance upon conversion of the Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series D-1 Preferred Stock and Series D-2 Preferred Stock and (ix) 0 shares of Common Stock will be subject to issuance pursuant to outstanding Buyer Stock Options. All of the outstanding shares of Company Stock have been, and all shares that may be issued as contemplated or permitted by this Agreement will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Section 5.03(a) of the Disclosure Schedules, none of the outstanding shares of Company Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right or subject to any right of first refusal in favor of the Buyer, in the case of each of the foregoing, granted by the Buyer.

(b) Immediately prior to the Closing Date, other than as set forth on Section 5.03(b) of the Disclosure Schedules, there are: (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Buyer; (ii) no outstanding securities of the Buyer convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in the Buyer; (iii) no outstanding options, warrants, restricted stock units, rights or other commitments or agreements to acquire from the Buyer, or that obligate the Buyer to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in the Buyer; and (iv) no obligations of the Buyer to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest in the Buyer. As of the date hereof, there is no rights agreement or stockholders rights plan (or similar plan commonly referred to as a “poison pill”) in effect with respect to the Buyer.

(c) No bonds, debentures, notes or other indebtedness issued by the Buyer and outstanding as of the date of this Agreement have the right to vote on any matters on which stockholders of the Buyer may vote (or are convertible into, or exchangeable for, securities having such right).

(d) The issuance and sale of the Purchase Shares will not obligate the Buyer or any Subsidiary to issue shares of Common Stock or other securities to any Person (other than the Seller) and will not result in a right of any holder of Buyer securities to adjust the exercise, conversion, exchange or reset price under any of such securities. There are no outstanding securities or instruments of the Buyer or any Subsidiary that contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to redeem a security of the Buyer or such Subsidiary. The Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.

Section 5.04 The Purchase Shares. The Purchase Shares are duly authorized and, when issued and paid for in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws. The offer and issuance of the Purchase Shares hereunder pursuant to this Agreement is exempt from the registration requirements of the Securities Act. The Conversion Shares are duly authorized and, when issued and paid for in accordance with the terms of the certificate of designations of the rights, preferences and terms for the Series D-1 Preferred Stock, will be duly and validly issued, fully paid and nonassessable, free and clear of all restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws. Buyer represents that as of the Closing Date, the Conversion Shares represent 85% of the Buyer Fully Diluted Shares.

Section 5.05 No Conflicts; Consents. Except as may result from any facts or circumstances relating solely to Seller, the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not, with or without the giving of notice or the passage of time: (a) result in a violation or breach of any provision of the articles of incorporation or by-laws of Buyer (the “Buyer Charter Documents”); (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, or Permit or result in the creation or imposition of any Encumbrances on any of the Buyer’s assets other than Permitted Encumbrances except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent or approval of, or registration, notification, filing, and/or declaration with, any Governmental Authority is required to be given or made by Buyer in connection with the execution, delivery, and performance by Buyer of this Agreement the Transaction Documents or the taking by Buyer of any other action contemplated hereby or thereby except those filings required under the Buyer’s reporting obligations with the SEC.

Section 5.06 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect. Neither the Buyer nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s Knowledge, threatened against or by Buyer or any Affiliate of Buyer involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Buyer’s Knowledge, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

Section 5.07 Subsidiaries.

(a) Section 5.07 of the Disclosure Schedules sets forth, for each Subsidiary of Buyer: (i) its name; (ii) the number and type of outstanding equity securities and a list of the holders thereof; and (iii) the jurisdiction of organization.

(b) Except as set forth on Section 5.07 of the Disclosure Schedules, each Subsidiary of Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and are not reasonably likely to have, a Buyer Material Adverse Effect. Except as set forth on Section 5.07 of the Disclosure Schedules, all of the outstanding shares of capital stock and other equity securities or interests of each Subsidiary of Buyer are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which Buyer has the power to cause to be transferred for no or nominal consideration to Buyer or Buyer’s designee) are owned, of record and beneficially, by Buyer or another of its Subsidiaries free and clear of all Liens, claims, pledges, agreements or limitations in Buyer’s voting rights. Except as set forth on Section 5.07 of the Disclosure Schedules, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which Buyer or any of its Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of Buyer. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of Buyer. Except as set forth on Section 5.07 of the Disclosure Schedules, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of Buyer.

(c) Except as set forth on Section 5.07 of the Disclosure Schedules, Buyer has made available to Seller complete and accurate copies of the charter, bylaws or other organizational documents, each as amended, of each Subsidiary of Buyer.

(d) Except as set forth on Section 5.07 of the Disclosure Schedules, Buyer does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of Buyer. Except as set forth on Section 5.07 of the Disclosure Schedules, there are no obligations, contingent or otherwise, of Buyer or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of any Subsidiary of Buyer or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary of Buyer or any other entity, other than guarantees of bank obligations of Subsidiaries of Buyer entered into in the ordinary course of business.

(e) Except as set forth on Schedule 5.07 of the Disclosure Schedules, (i) each Subsidiary is dormant and has no ongoing business operations, (ii) there are no ongoing obligations or costs that would be required to be borne by the Seller after the Closing Date related to any Subsidiary of the Buyer, (iii) neither Buyer nor Subsidiary is party to any contract, commitment, understanding or arrangement, whether written or oral, by which the Company or any Subsidiary is or may become bound related to any business and/or activities conducted by any Subsidiary, and (iv) there are no liability as of the Closing Date related to any Subsidiary.

Section 5.08 SEC Filings; Financial Statements; Information Provided.

(a) Except as set forth in Section 5.08 of the Disclosure Schedules, Buyer has filed all forms, reports, certifications and other documents required to be filed by Buyer with the SEC since January 1, 2018. All such forms, reports and other documents, as amended prior to the date hereof are referred to herein as the “Buyer SEC Reports.” All of the Buyer SEC Reports (A) at the time filed (or if amended prior to the date hereof, when so amended), complied as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Buyer SEC Reports and (B) did not at the time they were filed (or if amended prior to the date hereof, when so amended) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading, in any material respect.

(b) The Buyer Financial Statements and each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Buyer SEC Reports at the time filed (or if amended prior to the date hereof, when so amended) (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of Buyer and its Subsidiaries as of the dates indicated and the consolidated assets, liabilities, business, financial condition, results of its operations and cash flows for the periods indicated, consistent with the books and records of Buyer and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments. The consolidated balance sheet of Buyer as of December 31, 2019 is referred to herein as the “Buyer Balance Sheet.”

(c) Salberg & Company, P.A., Buyer’s current auditors, is and has been at all times since its engagement by Buyer (i) “independent” with respect to Buyer within the meaning of Regulation S-X and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act (to the extent applicable) and the related rules of the SEC and the Public Company Accounting Oversight Board.

(d) Buyer has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Buyer’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Buyer in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 1, 2017, Buyer’s principal executive officer and its principal financial officer have disclosed to Buyer’s auditors and the audit committee of the Buyer Board all known (i) significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adverse and materially affect the Company’s ability to record, process, summarize and report financial information, (ii) material weaknesses in the design and operation of internal controls over financial reporting, and (iii) any fraud, whether or not material, that involves the management or other employees who have a significant role in the Buyer’s internal controls over financial reporting. Each of the Buyer and its Subsidiaries have materially complied with or substantially addressed such deficiencies, material weaknesses and/or fraud.

(e) Buyer is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by Buyer’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Neither Buyer nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(f) The Common Stock is quoted on the OTC Pink marketplace maintained by the OTC Markets, Inc. under the symbol “OBMP”.

(g) As of the date of this Agreement, the Buyer has timely responded to all comment letters of the staff of the SEC relating to the Buyer SEC Reports, and the SEC has not advised the Buyer that any final responses are inadequate, insufficient or otherwise non-responsive. The Buyer has made available to the Seller true, correct and complete copies of all comment letters, written inquiries and enforcement correspondence between the SEC, on the one hand, and the Buyer and any of its Subsidiaries, on the other hand, occurring since January 1, 2017 and will, reasonably promptly following the receipt thereof, make available to the Company any such correspondence sent or received after the date hereof. To the knowledge of the Buyer, as of the date of this Agreement, none of the Buyer SEC Reports is the subject of ongoing SEC review or outstanding SEC comment.

(h) Each of the principal executive officer of the Buyer and the principal financial officer of the Buyer (or each former principal executive officer of the Buyer and each former principal financial officer of the Buyer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Buyer SEC Reports, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 5.08(h), “principal executive officer” and “principal financial officer” has the meanings given to such terms in the Sarbanes-Oxley Act.

(i) Neither the Buyer, nor to the Knowledge of the Buyer, any of its Subsidiaries, directors, officers, employees, or the internal or external auditors of the Buyer or any of its Subsidiaries has received or otherwise had or obtained actual knowledge of any substantive material complaint, allegation, assertion or claim, whether written or oral, that the Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(j) Buyer is not currently an issuer identified in Rule 144(i)(1)(i) of the Securities Act. Buyer acknowledges that it was, prior to July 23, 2010, an issuer identified under Rule 144(i)(1)(i) of the Securities Act and it has satisfied the requirements under Rule 144(i)(2) for ceasing to be an issuer identified under Rule 144(i)(1)(i) of the Securities Act.

Section 5.09 Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since the date of the latest audited financial statements included within the Buyer SEC Reports, except as specifically disclosed in a subsequent Buyer SEC Report filed prior to the date hereof or as set forth on Section 5.09 of the Disclosure Schedules: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Buyer has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Buyer’s Financial Statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, and (iv) the Buyer has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. The Buyer does not have pending before the Commission any request for confidential treatment of information. Except for the issuance of the Purchased Shares contemplated by this Agreement or as set forth on Section 5.09 of the Disclosure Schedules, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to the Buyer or its Subsidiaries or their respective businesses, properties, operations, assets or financial condition, that would be required to be disclosed by the Buyer under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least 1 Trading Day prior to the date that this representation is made.

Section 5.10 Employees. Section 5.10 of the Disclosure Schedules lists the names and titles of all Persons employed or otherwise engaged as consultants or agents by Buyer (the “Buyer Employees”). Except as set forth on Section 5.10 of the Disclosure Schedules, there are no contracts between any of the Buyer Employees and Buyer or any of its Affiliates.

Section 5.11 Solvency. No insolvency proceeding of any character including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Buyer (other than as a creditor) or any of its properties or assets are pending or are being contemplated by Buyer, or are, to Buyer’s Knowledge, being threatened against Buyer by any other person, and Buyer has not made any assignment for the benefit of creditors or taken any action in contemplation of which that would constitute the basis for the institution of such insolvency proceedings.

Section 5.12 Restrictions on Business Activities. There is no material Contract, judgment, injunction, order or decree binding upon Buyer, any Subsidiary or any of its assets that restricts or prohibits, purports to restrict or prohibit, has or could reasonably be expected to have, whether before or after consummation of this Agreement, the effect of prohibiting, restricting or impairing any current business practice of Buyer by limiting the freedom to engage in its current business or any line of business, to sell, license or otherwise distribute services or products in any market or geographic area, or to compete with any Person, including any grants by Buyer of exclusive rights or exclusive licenses.

Section 5.13 Compliance With Laws; Permits.

(a) Buyer and each Subsidiary is and has been since May 25, 2018, in compliance in all material respects with all Laws and Governmental Orders applicable to the conduct of its business as described in the Buyer SEC Reports. Since May 25, 2018, neither Buyer nor any Subsidiary has received any written notice or other written communication from any Governmental Authority or any other person regarding any actual or alleged violation of or failure to comply with any term or requirement of any such Law or Governmental Order.

(b) Neither the Buyer nor, to the Buyer’s Knowledge, any director, officer, agent, employee or other person acting on behalf of the Buyer or any Subsidiary has (i) used any company funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to any political activity; (ii) made any direct or indirect unlawful payment to any government official or employee from company funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (v) made any payment to any customer or supplier of the Buyer or any officer, director, partner, employee or agent of any such customer or supplier for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Buyer’s business.

(c) Neither the Buyer nor, to the Buyer’s Knowledge, any director, officer, agent, employee or other person acting on behalf of the Buyer or any Subsidiary has engaged in any financial transactions in order to conceal the identity, source or destination of the proceeds from any category of offenses designated by the Financial Action Task Force on Money Laundering’s “The Forty Recommendations” of June 20, 2003 in violation of the laws or regulations of the United States or any state in which the Buyer does business.

(d) Neither Buyer nor any Subsidiary has not received any written notice from any Governmental Authority of any violation of any applicable Legal Requirements that remains unresolved.

Section 5.14 Related Party Transactions. Except as set forth in the Buyer Financial Statements or on Section 5.14 of the Disclosure Schedules, (i) there are no Liabilities of Buyer to any Related Party (other than for salaries and bonuses for services rendered or reimbursable business expenses), (ii) there are no Liabilities of any Related Party to the business of the Buyer (other than advances made to employees of Buyer in the ordinary course of business), and (iii) no Related Party has any direct or indirect economic interest in any Contract with Buyer (other than through an employment agreement).

Section 5.15 Real Property.

(a) Buyer does not own any real property in connection with its business as described in the SEC Reports.

(b) Buyer is not party to any Lease in connection with its business as described in the Buyer SEC Reports. Any Lease that Buyer was party to as described in the Buyer SEC Reports has been terminated as of the Closing Date and the Buyer has no liability or obligations under any such Lease as of the Closing Date.

Section 5.16 Tangible Personal Property. Section 5.16 of the Disclosure Schedules sets forth a true and complete list of all Tangible Personal Property Agreements of Buyer and any Subsidiary and any and all material ancillary documents pertaining thereto (including all amendments, consents and evidence of commencement dates and expiration dates). Buyer is not in material default under any of the Tangible Personal Property Agreements to which Buyer is a party pertaining to the Tangible Personal Property and, to Buyer’s Knowledge, Buyer has the full right to exercise any renewal options contained in such agreements on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the use of each item of leased Tangible Personal Property for the full term of such renewal options, subject to the terms of each agreement.

Section 5.17 Taxes. Except as set forth on Section 5.17 of the Disclosure Schedules, Buyer and each Subsidiary has timely filed in accordance with applicable Law all Tax Returns that it was required to file with respect to the Buyer and each Subsidiary and its business, all such Tax Returns were true, correct and complete in all material respects and all Taxes owed by Buyer with respect to the its property and assets (whether or not shown on any Tax Return) have been timely paid. Buyer has withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. There are (and immediately following the Closing there will be) no Encumbrances on any of Buyer’s property and assets relating to or attributable to Taxes (other than Permitted Encumbrances). No audit or other examination or request for information of any Tax Return with respect to the Buyer’s property and assets is in progress, nor has Buyer been notified of any request for such an audit or other examination or request for information. Buyer is not a party to any, and none of its property and assets is the subject of any Tax sharing, allocation or indemnity agreement, arrangement or similar Contract. There is no taxable income relating to the Buyer’s property and assets that will be required under applicable Law to be reported by Buyer or any of its Affiliates for any period after the Closing Date which taxable income was realized (or reflects economic income arising) prior to the Closing Date. Buyer is not a “foreign person” as defined in Section 1445 of the Code.

Section 5.18 No Brokers. No broker, finder, agent or similar intermediary has acted for or on behalf of Buyer in connection with this Agreement or the transactions contemplated hereby, and no other broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with Buyer.

Section 5.19 Full Disclosure. No representation or warranty or other statement made by Buyer in this Agreement, the Disclosure Schedules, or otherwise in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary to make such statements not misleading.

Section 5.20 Registration Rights. No Person has any right to cause the Buyer or any Subsidiary to effect the registration under the Securities Act of any securities of the Company or any Subsidiary.

Section 5.21 Registration; DTC Eligibility. The Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and the Buyer has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Buyer received any notification that the SEC is contemplating terminating such registration. The Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Buyer is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

Section 5.22 Application of Takeover Protections. The Buyer has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Buyer’s Charter Documents or the laws of its state of incorporation that is or could become applicable to the Seller as a result of the Buyer and the Seller fulfilling their obligations under this Agreement, including without limitation as a result of the Buyer’s issuance of the Purchase Shares.

Section 5.23 Acknowledgement by Buyer. Buyer acknowledges and agrees that it (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the Business, assets, condition, operations and prospects of the Business and the Purchased Assets and (ii) has been furnished with or given full access to such information about the Business and the Purchased Assets as Buyer has requested. Buyer acknowledges that, other than as set forth in this Agreement, none of the Seller nor any of its directors, officers, employees, Affiliates, Stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, (A) as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its agents, representatives, lenders or Affiliates prior to the execution of this Agreement and (B) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Seller heretofore delivered to or made available to Buyer or any of its respective agents, representatives, lenders or Affiliates.

ARTICLE VI

ADDITIONAL AGREEMENTS AND COVENANTS

Section 6.01 Employees and Employee Benefits.

(a) Buyer shall offer employment effective on the Closing Date, to all Employees set forth on Section 6.01(a) of the Disclosure Schedules (the Employees who accept such employment and satisfies Buyer’s established objective and nondiscriminatory hiring and onboarding criteria (including, without limitation, applicable background checks, drug screening and verification of employment authorization), the “Transferred Employees”). Employees who do not accept employment with Buyer will not become employees of Buyer or its Affiliates. Except with respect to any offer letter or other employment agreement that Buyer may enter into with any Transferred Employee, each Transferred Employee shall be an employee “at will” subject to Buyer’s employment policies.

(b) Seller agrees to pay prior to the Closing any and all severance payments, termination payments, the value of his or her accrued but unused vacation days, sick days and other paid time off, wages, salaries, commissions, bonuses and other compensation for any services performed for Seller by the Transferred Employees (or otherwise due to the Transferred Employees) prior to the Closing (including without limitation any payments or other bonuses payable as a result of this Agreement and the transactions contemplated by this Agreement or resulting from the termination of any Transferred Employees in connection with this Agreement). Buyer and Seller acknowledge that the termination of Transferred Employees by Seller will result in a termination of “Service” to Seller for each of the Transferred Employees for the purposes of any stock options held by such Transferred Employees. If applicable, Seller shall be responsible for, and shall comply with, all WARN Act obligations relating to periods prior to the Closing Date or associated with, or incurred as a result of, the transactions contemplated by this Agreement. Seller shall be responsible for providing health benefit continuation coverage under Section 162(k) and Section 4980B of the Code with respect to (i) any former employee of Seller and any other qualified beneficiary under any group health plan who as of the Closing Date is receiving or is eligible to receive such continuation coverage and (ii) any employee of Seller and any qualified beneficiary with respect to such employee.

Section 6.02 Confidentiality.

(a) From and after the Closing and until the fifth anniversary of the Closing, the Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its representatives to, hold in confidence any and all non-public or otherwise Confidential Information, whether written or oral, exclusively related to the Business and the Buyer.

(b) For purposes of this Section 6.02, “Confidential Information” shall mean all non-public business or technical information, whether or not stored in any medium, relating to the disclosing party’s business (and those of its parent and affiliate companies, suppliers and customers) including but not limited to, equipment, software, designs, samples, technology, technical documentation, product or service specifications or strategies, marketing plans, pricing Information, financial information, information relating to existing, previous and potential suppliers, customers, contracts and products, inventions, unreleased software applications, methodologies, policies and procedures, all Intellectual Property and other know-how, drawings, photographs, models, mock-ups, and design and performance specifications, production volumes, production schedule, employees and other service providers, and all other confidential or proprietary information used exclusively in the Business, including any Transferred Intellectual Property. In the event that the Seller or any of its agents, representatives, Affiliates, employees, officers or directors becomes legally compelled to disclose any such Confidential Information, the Seller shall, to the extent it is legally permitted to do so, provide notice to the Buyer in writing and consult with the Buyer regarding the disclosure of such information and use its commercially reasonable efforts to obtain any appropriate protective order, at the Buyer’s cost, or other reasonable assurance that confidential treatment will be accorded such information. In the event that such protective order or other remedy is not obtained, or the Buyer waives compliance with this Section 6.02, the Seller shall furnish only that portion of such Confidential Information which, in the opinion of the Seller’s counsel (which may include in-house counsel), is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information. This Section 6.02 shall not apply to any information that, at the time of disclosure, (a) is available publicly and was not disclosed in breach of any obligation (contractual or legal) to keep such information confidential (including, without limitation, this Section 6.02); (b) information obtained after the date of this Agreement, on a non-confidential basis from a source that is not Buyer, the Seller or any Affiliate, officer, director, employee or other representative thereof and who (to the recipient’s knowledge after reasonable inquiry) was not bound by any obligation (contractual or legal) of confidentiality to Buyer, the Seller, or any of their respective Affiliates with respect to such information; or (c) information shown by contemporaneous record to have been independently developed without use of or reference to other Confidential Information.

Section 6.03 Public Announcements. Following the Closing and for a period of eighteen months (18) months thereafter, unless otherwise required by applicable Law, rules or regulations of the Exchange Act or stock exchange requirements (based upon the reasonable advice of counsel), including, for the avoidance of doubt, the requirement to file this Agreement on Form 8-K, no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

Section 6.04 Taxes.

(a) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (collectively, “Transfer Taxes”) shall be shared equally by Buyer and Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(b) For any taxable period beginning on or before, and ending after, the Closing Date (a “Straddle Period”), all property Taxes and other similar periodic Taxes (which, for the avoidance of doubt, shall not include income Taxes or sales Taxes) imposed on or assessed with respect to the Purchased Assets will be allocated to the portion of such Straddle Period ending on the Closing Date based on a fraction, the numerator of which is the total number of days in such Straddle Period up to and including the Closing Date and the denominator of which is the total number of days in such Straddle Period. With respect to Taxes described in this Section 6.04(b), Seller will timely file all Tax Returns due before the Closing Date with respect to such Taxes and Buyer will prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one Party remits to the appropriate Tax authority payment for Taxes, which are subject to proration under this Section 6.04(b) and such payment includes the other Party’s share of such Taxes, such other Party will promptly reimburse the remitting Party for its share of such Taxes. The covenants set forth in this Section 6.04 shall survive until, and any claim related thereto must be brought before, sixty (60) days after expiration of the statute of limitations.

Section 6.05 Further Assurances. Following the Closing, and for a period of eighteen (18) months thereafter, each Party shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and to give effect and perfect the transfer to Buyer of good and valid title to any and all of the Purchased Assets (including without limitation performing all acts necessary to effect the transfer and registration of any Intellectual Property Assets and to perfect, obtain, maintain, enforce and defend any rights assigned) and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.06 Payments. Following the Closing and for a period of eighteen (18) months thereafter, Seller will (a) deliver to Buyer within five (5) days following receipt thereof any mail or other communication received by Seller after the Closing relating to the Business, the Purchased Assets or the Assumed Liabilities and any cash, checks or other instruments of payment or any invoices or other demands for payment in respect thereof and, (b) cause any financial institution to which any cash, checks or other instruments of payment are delivered with respect to the Purchased Assets or the Assumed Liabilities, through any “lock-box” or similar arrangement, to immediately remit same to Buyer. Buyer shall deliver to Seller within five (5) days following receipt thereof any mail or other communication received by Buyer after the Closing relating to the Excluded Assets or Excluded Liabilities, and any cash, checks or other instruments of payment or any invoices or other demands for payment in respect thereof. Seller shall periodically provide Buyer with such additional evidence or supporting detail as Buyer may reasonably request regarding particular payments or outstanding accounts included in the Purchased Assets or the Assumed Liabilities.

Section 6.07 Non-Competition and Non-Solicitation.

(a) Partially in consideration of the payment of the Purchase Shares and the assumption of the Assumed Liabilities, for a period of one (1) year commencing on the Closing Date (“Restricted Period”), Seller shall not, directly or indirectly, (i) engage or participate in any business activity that is in direct competition with any activities of the Business as currently conducted by Seller (the “Restricted Business”) anywhere in the United States of America including its territories and possessions (the “Territory”), or (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory. For purposes of this Section 6.07(a), the term “engage in” shall encompass and include, without limitation, owning an interest in, managing, operating, joining, controlling, lending money or rendering financial or other assistance to or participating in a business, whether as a partner, shareholder, member, consultant or otherwise, and whether the activity is performed or occurs directly or indirectly. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person. For the avoidance of doubt, the ownership of securities of the Buyer will not be in violation of this covenant.

(b) As a separate and independent covenant, during the Restricted Period, Seller shall not, and shall use its commercially reasonable efforts to ensure that none of its Affiliates, solicit customers of the Business with the intent to modify, reduce or terminate their business or relationship with Buyer or any of its Affiliates, or become a customer of Seller or any of its Affiliates with respect to the Business. For purposes of this Section 6.07, “solicit” shall include any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any Person, in any manner, to take or refrain from taking any action.

(c) During the Restricted Period, Seller shall not, and shall use their reasonable best efforts to ensure that none of their respective Affiliates, directly or indirectly, solicit for employment or other services, or employ or engage, as an employee any Transferred Employee or any other employee who is or was employed by Buyer or its Affiliates during the Restricted Period, or encourage any such Transferred Employee to leave such employment or solicit any such Transferred Employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such Transferred Employee.

(d) Seller acknowledges that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

(e) Seller acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.08 Post-Closing Access to Records. Following the Closing and for a period of five (5) years thereafter, Buyer and Seller shall provide each other with such assistance as may reasonably be requested by the other in connection with the preparation of any return or report of Taxes, any audit or other examination by any taxing authority, any judicial or administrative proceedings relating to Liabilities for Taxes, or any other matter for which cooperation and assistance is reasonably requested. Such assistance shall include making employees, information, records and other reasonably requested materials available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. The Party requesting assistance under this Section 6.08 shall reimburse the assisting Party for reasonable out-of-pocket expenses incurred in providing assistance. Buyer and Seller will retain for the full period of any statute of limitations and provide the others with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination. Seller and Buyer, shall (and shall cause their respective affiliates to): (a) provide timely notices to the other Party in writing of any pending or threatened Tax audits or assessments relating to the Business or the Purchased Assets for taxable periods for which any other Party may be responsible under this Agreement or otherwise; and (b) furnish the other parties with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any taxable period for which any other Party be responsible under this Agreement or otherwise.

Section 6.09 Bulk Sale Waiver and Indemnity. The Parties acknowledge and agree that no filings with respect to any bulk sales or similar laws have been made, nor are they intended to be made, nor are such filings a condition precedent to the Closing; and, in consideration of such waiver by Buyer, following the Closing until sixty (60) days after expiration of the statute of limitations, Seller shall indemnify, defend and hold the Buyer Indemnitees harmless against any claims or damages resulting from or arising out of such waiver and failure to comply with applicable bulk sales laws.

Section 6.10 Filing of Schedule 14f-1. Buyer shall as promptly as practicable after the Closing Date, but in no event later than five (5) days after the Closing Date, file the Schedule 14f-1 with the SEC with respect to the transactions described in this Agreement. On or prior to the Closing Date, Seller shall provide all information to Buyer as reasonably required in order to file the Schedule 14f-1 with the SEC.

Section 6.11 Effectiveness of Buyer Shareholder Approval. Promptly after the preparation of the required pro forma financial statements, Buyer shall file a Schedule 14C in connection with the approval by the majority shareholders of the Buyer of the increase in the amount of authorized Common Stock to 12,000,000,000 shares and the change in the corporation’s name to Theralink Technologies, Inc.

Section 6.12 Section 16 Matters. Prior to the Closing Date, Buyer and Seller shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any acquisitions of Common Stock, restricted stock awards to acquire Common Stock and any options to purchase Common Stock in connection with the transactions contemplated by this Agreement, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Buyer, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13 SEC Matters. For a period of two (2) years following the Closing Date, Buyer will timely furnish or file with the SEC (including any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all forms, reports, schedules, statements, and other documents (including all exhibits and other information incorporated therein) required to be furnished or filed by Buyer with the SEC in accordance in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the rules and regulations of the SEC promulgated under the Securities Act and the Exchange Act and other applicable Law. Buyer shall cause the removal of any applicable restrictive legend from the certificates for such Conversion Shares.

Section 6.14 Registration Statement.

(a) Following the Closing Buyer and Seller shall act in good faith to register the Conversion Shares with the SEC as soon as commercially practicable as mutually agreeable between the parties. Notwithstanding the foregoing, if at anytime the Buyer proposes to register (including for this purpose a registration effected by the Buyer for stockholders other than the Seller) any of its stock or other securities under the Securities Act in connection with the public offering of such securities (other than a registration statement on Form S-8, Form S-4 and /or registration relating solely to the sale of securities to participants in a Buyer stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Conversion Shares), the Buyer shall, at such time, promptly give the Seller written notice of such registration. Upon the written request of Seller given within ten (10) days after mailing of such notice by the Buyer, the Buyer shall use commercially reasonable efforts to cause to be registered under the Securities Act all of the Conversion that Seller has requested to be registered, provided, however, if the managing underwriter of an underwritten offering shall advise the Buyer that the inclusion of Conversion Shares requested to be included in the registration statement would cause an adverse effect on the success of any such offering, based on market conditions or otherwise (an “Adverse Effect”), then the Buyer shall be required to use commercially reasonable efforts to include in such registration statement, to the extent of the amount of securities that the managing underwriters advise may be sold without causing such Adverse Effect, (i) first securities proposed by the Company to be sold for its own account, (ii) second the Conversion Shares and (iii) securities of other selling security holders requested to be included in such registration.

(b) Seller shall furnish to the Company such information regarding the Seller and the distribution proposed by it as the Buyer may reasonably request in connection with any registration or offering referred to in this Section. Seller shall cooperate as reasonably requested by the Buyer in connection with the preparation of the registration statement with respect to such registration, and for so long as the Buyer is obligated to file and keep effective such registration statement, shall provide to the Buyer, in writing, for use in the Registration Statement, all such information regarding the Seller and its plan of distribution of the Closing Shares, included in such registration as may be reasonably necessary to enable the Buyer to prepare such registration statement, to maintain the currency and effectiveness thereof and otherwise to comply with all applicable requirements of law in connection therewith.

(c) Buyer shall pay all Registration Expenses (as defined below) incurred in connection with a registration of the Conversion Shares, whether or not such registration statement shall become effective; provided that Seller shall pay all underwriting discounts, commissions and transfer taxes, and their own counsel and accounting fees, if any, relating to the sale or disposition of the Conversion Shares pursuant to such registration statement. As used herein, “Registration Expenses” means any and all reasonable and customary expenses incident to performance of or compliance with the registration rights set forth herein, including, without limitation, (i) all SEC and stock exchange or Financial Industry Regulatory Authority registration and filing fees, (ii) all fees and expenses of complying with state securities or blue sky laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Conversion Shares but no other expenses of or disbursements by the underwriters or their counsel), (iii) all printing, messenger and delivery expenses, and (iv) the reasonable fees and disbursements of counsel for the Buyer and the Buyer’s independent public accountants.

ARTICLE VII

CONDUCT OF BUSINESS PENDING THE CLOSING

Section 7.01 Conduct of Business Prior to Closing. Except as expressly provided or permitted herein, or as consented to in writing by Buyer, during the period commencing on the date of this Agreement and ending at the Closing or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), Seller shall use commercially reasonable efforts to (a) act and carry on the Business in the ordinary course of business and (b) maintain and preserve its business organization, assets and properties. Without limiting the generality of the foregoing, except as expressly provided or permitted herein, Seller shall not, directly or indirectly, take any action (or omit to take any action) which, if taken (or omitted to be taken) prior to the date hereof, would have been required to be listed on any Section 4.06 of the Disclosure Schedules or otherwise caused a breach of Section 4.06, in each case without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Seller prior to the Closing. Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and shall be permitted to pay down existing Indebtedness.

Section 7.02 Access to Information. During the Pre-Closing Period, Seller shall, and shall cause each of its officers, key employees and agents to, give Buyer and its representatives reasonable access, upon reasonable notice and during times mutually convenient to Buyer and senior management of Seller, to the facilities, properties, employees, books and records of Seller as from time to time may be reasonably requested in writing; provided, that the same does not (i) unduly disrupt the conduct of Seller’s business, (ii) violate any Law, fiduciary duty, order, contract or permit applicable to Seller, or (iii) jeopardize any attorney-client or other legal privilege, and subject to existing confidentiality and non-disclosure obligations of Buyer and its Affiliates.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01 Conditions to the Obligations of Each Party the Closing. The respective obligations of each Party to consummate the Closing are subject to the fulfillment or waiver by consent of the other Party, where permissible, at or prior to the Closing, of each of the following conditions:

(a) No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Authority of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the transactions contemplated hereby illegal or (ii) otherwise prohibiting the consummation of the Closing.

Section 8.02 Additional Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Closing are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Buyer at or prior to the Closing:

(a) Representations and Warranties of Seller. The representations and warranties of Seller set forth in ARTICLE IV shall be true and correct as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except to the extent such failure of the representations and warranties to be true and correct have not had, in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of Seller. Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Closing Certificate of Seller. Buyer shall have received a certificate executed and delivered by an executive officer of Seller, dated as of the Closing Date, stating therein that the conditions set forth in Sections 8.02(a) and 8.02(b) have been satisfied.

(d) Closing Deliveries. Buyer shall have received from Seller each of the deliveries set forth in Section 3.02(a).

Section 8.03 Additional Conditions to Obligations of Seller. The obligations of Seller to consummate the Closing are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Seller at or prior to the Closing:

(a) Representations and Warranties of Buyer. The representations and warranties of Buyer set forth in ARTICLE V shall be true and correct as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except to the extent such failure of the representations and warranties to be true and correct have not had, in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Closing Certificate of Buyer. Seller shall have received a certificate executed and delivered by an executive officer of Buyer, dated as of the Closing Date, stating therein that the conditions set forth in Sections 8.03(a) and 8.03(b) have been satisfied.

(d) Closing Deliveries. Seller shall have received from Buyer each of the deliveries set forth in Section 3.02(b).

ARTICLE IX

INDEMNIFICATION

Section 9.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect, until and any claim hereunder must be brought before, the date that is twelve (12) months from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing or anything else to the contrary, if any claim or proceeding is to be made or brought by an indemnitee within the applicable time period set forth above in this Section 9.01, such claim, and the representation, warranty and/or covenant alleged to have been breached in such claim or proceeding, and all indemnification obligations of the Parties with respect thereto, shall survive until the final resolution of such claim by settlement, arbitration, litigation or otherwise. Any claims, actions or suits that either Seller, on the one hand, or Buyer, on the other hand, may have against the other that arise from fraud or intentional misrepresentation on the part of such other Party in connection with this Agreement or the transactions contemplated hereunder, shall continue in full force and effect without limitation.

Section 9.02 Indemnification

(a) By Seller. Seller shall hold harmless and indemnify Buyer and all of Buyer’s stockholders, Affiliates, officers, directors, employees, agents, representatives, successors and assigns (each a “Buyer Indemnitee”) from and against any and all Losses resulting from:

(i) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement;

(ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or the Transaction Documents;

(iii) any Excluded Liabilities or Excluded Assets; or

(iv) any claim by any person for payment of any fees or expenses incurred by Seller in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

(b) By Buyer. Buyer shall hold harmless and indemnify Seller and all of Seller’s stockholders, Affiliates, officers, directors, employees, agents, representatives, successors and assigns (each a “Seller Indemnitee”) from and against any and all Losses resulting from:

(i) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or

(ii) or any claim by any person for payment of any fees or expenses incurred by Buyer in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

Section 9.03 Certain Limitations. The party making a claim under this ARTICLE IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE IX is referred to as the “Indemnifying Party”. The indemnification provided for in Section 9.02 shall be subject to the following limitations:

(a) Other than with respect to the representation and warranties contained in Section 4.01 (Organization), Section 4.02 (Authority), Section 4.03(a) and (b) (No Conflicts), Section 4.08 (Title; Condition), Section 4.20 (Taxes), Section 4.22 (No Brokers), Section 5.01 (Organization), Section 5.02 (Authority), Section 5.03(a) and (b) (No Conflicts), Section 5.08 (Buyer SEC Reports) and Section 5.18 (No Brokers) (collectively, the “Fundamental Matters”), or common law fraud or intentional misrepresentation, the Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 9.02(a) until the aggregate amount of all Losses thereunder exceeds $25,000, in which event the Indemnifying Party shall be required to pay or be liable for Losses in excess thereof

(b) Other than with respect to the Fundamental Matters, or common law fraud or intentional misrepresentation, the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 9.02(a) shall not exceed $100,000; provided, however, that the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 9.02(a) with respect to the Fundamental Matters and/or pursuant to Sections 9.02 shall not exceed $9,104,855.

(c) Payments by an Indemnifying Party pursuant to Section 9.02 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of such Loss, in each case net of income Taxes payable upon the receipt of such insurance proceeds or other payment.

(d) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple (other than any such damages that are components of damages awarded to any third party for any claim for which such Indemnified Party is entitled to indemnification hereunder).

(e) Neither Seller nor Buyer shall not be liable under this ARTICLE IX for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the other party contained in this Agreement if such other party had Knowledge of such inaccuracy or breach prior to the Closing.

Section 9.04 Notice of Loss; Third Party Claims.

(a) An Indemnified Party shall give the Indemnifying Party written notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 60 days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b) If an Indemnified Party receives notice of any Action, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for a Loss under this Article IX, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article IX. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice reasonably satisfactory to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within ten days of the receipt of notice from the Indemnified Party of such Third Party Claim; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party’s counsel (which may include in-house counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the sole cost and expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. Notwithstanding anything in this Section 9.04 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the prior written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant (or claimants) and such party provide to such other party an unqualified release from all Liability in respect of the Third Party Claim. Notwithstanding anything in this Section 9.04 to the contrary, the Indemnifying Party shall not be entitled to undertake the defense of a Third Party Claim if such Third Party Claim relates to or arises in connection with (x) any criminal Action or (y) any Action primarily seeking equitable or remedial relief or (z) any Action that is asserted directly by or on behalf of a Person that is a customer of the Business.

Section 9.05 Exclusive Remedies. Subject to Section 11.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, except for the right to specifically enforce the provisions of this Agreement as provided herein, shall be pursuant to the indemnification provisions set forth in this ARTICLE IX. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Party and its Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE IX. Notwithstanding the foregoing, this Section 9.04 shall not apply in the case of claims under common law fraud or intentional misrepresentation. Nothing in this Section 9.04 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 11.11.

Section 9.06 Distributions.

(a) In the event that (a) the Seller shall not have objected to the amount claimed by a Buyer Indemnified Party for indemnification with respect to any Loss set forth in a notice provided in accordance with Section 9.04(a) or (b) the Seller shall have delivered notice of a disagreement as to the amount of any indemnification requested by a Buyer Indemnified Party and either (i) the Seller and such Buyer Indemnified Party shall have, subsequent to the giving of such notice, mutually agreed that the Seller is obligated to indemnify such Buyer Indemnified Party for a specified amount or (ii) a final nonappealable judgment shall have been rendered by the court having jurisdiction over the matters relating to such claim by such Buyer Indemnified Party for indemnification from the Seller, the Seller shall return to the Buyer Purchase Shares, or if such shares are subsequently converted into Common Stock, then shares of Common Stock, the value of which shall be deemed to be the greater of (i) $9,104.89 per Purchase Share (such amount being assigned to the number of shares of Common Stock such Purchase share is subsequently converted into) and (ii) (if the Purchase Shares have been converted into Common Stock) the average volume weighted average price of the Common Stock for the thirty day period prior to the final resolution of the applicable indemnification or other claim.

(b) In the event that (a) the Buyer shall not have objected to the amount claimed by a Seller Indemnified Party for indemnification with respect to any Loss set forth in a notice provided in accordance with Section 9.04(a) or (b) the Buyer shall have delivered notice of a disagreement as to the amount of any indemnification requested by a Seller Indemnified Party and either (i) the Buyer and such Seller Indemnified Party shall have, subsequent to the giving of such notice, mutually agreed that the Buyer is obligated to indemnify such Seller Indemnified Party for a specified amount or (ii) a final nonappealable judgment shall have been rendered by the court having jurisdiction over the matters relating to such claim by such Seller Indemnified Party for indemnification from the Buyer, the Buyer shall issue to the Seller additional shares of Series D-1 Preferred Stock, or if such shares have all been subsequently converted into Common Stock, then shares of Common Stock, the value of which shall be deemed to be the greater of (i) $9,104.89 per Purchase Share (such amount being assigned to the number of shares of Common Stock such Purchase share is subsequently converted into) and (ii) (if the Purchase Shares have been converted into Common Stock) the average volume weighted average price of the Common Stock for the thirty day period prior to the final resolution of the applicable indemnification or other claim.

Section 9.07 Tax Treatment. Seller and Buyer agree that all payments made by either of them to or for the benefit of the other under this Article 7, under other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants shall be treated as adjustments to the Consideration for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the Laws of a relevant jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the Indemnified Party on an after-Tax basis.

ARTICLE X

TERMINATION

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing, as follows:

(a) by the mutual written consent of Buyer and Seller;

(b) by either Buyer or Seller, by written notice to the other, if the consummation of the Closing shall not have occurred on or before May 31, 2020 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.01(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c) by Seller, if Seller is not then in material breach of any term of this Agreement, upon written notice to Buyer if there occurs a breach of any representation, warranty or covenant of Buyer contained in this Agreement, and which breach, in the absence of a cure, would cause either of the closing conditions set forth in Sections 8.03(a) or 8.03(b) to not be satisfied prior to the Termination Date; provided, however, that such breach is either not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by Seller to Buyer; or

(d) by Buyer, if Buyer is not then in material breach of any term of this Agreement, upon written notice to Seller if there occurs a breach of any representation, warranty or covenant of Seller contained in this Agreement, and which breach, in the absence of a cure, would cause either of the closing conditions set forth in Sections 8.02(a) or 8.02(b) to not be satisfied prior to the Termination Date; provided, however, that such breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by Buyer to Seller.

Section 10.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Buyer or Seller or any of their respective directors, officers, employees, partners, managers, members or stockholders, and all rights and obligations of any party hereto shall cease, except that the provisions contained in Section 6.02, this ARTICLE X and ARTICLE XI all survive the termination of this Agreement. Nothing in this Section 10.02 shall be deemed to release any Party from any liability for any actual fraud in connection with such Party’s performance of its obligations under this Agreement or willful and material breach by such party of the terms and provisions of this Agreement prior to such termination, and in the event of any such actual fraud or breach the Parties hereto shall be entitled to exercise any and all remedies available under law or equity, but only to the extent expressly provided in Section 11.11 hereof.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient (so long, in the case of electronic mail, as a receipt of such electronic mail is requested and received and provided that an “automated email response,” including any form of “out-of-office” or similar response, shall not be deemed receipt); or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.02):

If to Seller:	Avant Diagnostics, Inc. 1050 30th Street NW, Suite 107 Washington, DC 20007 E-mail: mruxin@avantdiagnostics.com Attention: Michael Ruxin, M.D., Chief Executive Officer

with a copy to:	Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza, 39th Floor New York, NY 10112 E-mail: scohen@sheppardmullin.com Attention: Stephen Cohen

If to Buyer:	OncBioMune Pharmaceuticals Inc. 11441 Industriplex Blvd., Suite 190 Baton Rouge, LA 70809 Attention: Chief Executive Officer

with a copy to:	K&L Gates LLP 200 S. Biscayne Blvd., Suite 3900 Miami, FL 33134 E-mail: clayton.parker@klgates.com Attention: Clayton Parker

Section 11.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; (e) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires and where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (f) references to “written” or “in writing” include in electronic form; (g) the word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns; (h) although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content); (i) the doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the transactions contemplated hereby; (j) any reference to “days” shall mean calendar days unless Business Days are expressly specified; provided, that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter with the exception of the Confidentiality Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Buyer may assign all or any portion of this Agreement, including the right to purchase any and all Purchased Assets, to one or more Affiliates of Buyer without the consent of Seller, provided, that Buyer may assign all of its rights under this Agreement to its lender (or any agents therefor) for collateral security purposes, which shall be deemed to include any further assignment or transfer that may occur due to a foreclosure or other remedy under such loan documents. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 11.08 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (other than Indemnified Parties pursuant to ARTICLE IX).

Section 11.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by a Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF NEVADA IN EACH CASE LOCATED IN THE STATE OF NEVADA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(c).

Section 11.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.12 Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (including, without limitation, DocuSign) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AVANT DIAGNOSTICS, INC.

By:	/s/ Michael Ruxin
Name:	Michael Ruxin, M.D.
Title:	President & CEO

ONCBIOMUNE PHARMACEUTICALS, INC.

By:	/s/ Andrew Kucharchuk
Name:	Andrew Kucharchuk
Title:	President & CEO

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